Exhibit 99.3

CONSENT OF D. DUKE DAUGHTERY

I hereby consent to serve as a director of Clover Leaf Capital Corp. (the “Company”), if elected as such, and to be named as a nominee or potential nominee for director of the Company in any registration statement filed by the Company under the Securities Act of 1933, as amended, including all amendments and post-effective amendments or supplements thereto and any prospectus and/or proxy statement contained therein.

December 7, 2023

By:	/s/ D. Duke Daughtery
Name:	D. Duke Daughtery